Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

CONTACTS:
J.C. Weigelt	Amy Jo Meyer
Investor Relations	Media Relations
Tel 651 756 4347	Tel 651 756 3029
jweigelt@sjm.com	ameyer@sjm.com

St. Jude Medical Appoints Stefan Widensohler to its Board of Directors

ST. PAUL, Minn. – July 22, 2013 – St. Jude Medical, Inc. (NYSE:STJ), a global medical device company, today announced the appointment of Stefan Widensohler – Proprietor, Chief Executive Officer and President of the KRAUTH Medical Group – to its board of directors, effective July 19, 2013.

Mr. Widensohler has been Proprietor, CEO and President of KRAUTH Medical Group since 1992, a leading European medical distribution and service company that has served various European markets. Mr. Widensohler previously served as a Director of St. Jude Medical from 2001 to 2010. His areas of expertise include global sales and marketing of health care products and services, reimbursement, public policy and e-commerce. With over 30 years of health care industry experience, Mr. Widensohler has been an active investor and board member of various medical technology companies. Mr. Widensohler is a Director of MyoPowers Medical Technologies and LDR Holding Corp., and has also been Deputy Chairman of BVMed, the German medical technology association, since 2002. Mr. Widensohler is a graduate of the Private Academy of Economics in Bad Harzburg, Germany.

"We are very pleased to have Stefan Widensohler return to the St. Jude Medical board of directors," said St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks. "Stefan brings to the Board substantial international health care expertise that will be invaluable to our board as St. Jude Medical continues to grow on a global basis."

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2013. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.